Exhibit 3.141

ARTICLES OF INCORPORATION

FLAMINGO ANESTHESIA ASSOCIATES, INC.

ARTICLE 1 - NAME

The name of the corporation is FLAMINGO ANESTHESIA ASSOCIATES, INC. (the “Corporation”).

ARTICLE II - TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida Law.

ARTICLE III - PURPOSE

The Corporation is organized for the purpose transacting any or all lawful business for profit organized under the Florida Business Corporation Act.

ARTICLE IV - PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 3864 Bimini Avenue, Cooper City, FL 33026

ARTICLE V - CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to Issue is 1,000 shares of Common Stock, par value $.01per share.

ARTICLE VI - REGISTERED AGENT AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 2731Executive Park Drive, Suite 4, Weston, Florida 33331; and the name of the Initial registered agent of this Corporation at that address is NRAI Services.

ARTICLE VII - INTIAL BOARD OF DIRECTORS

The Corporation shall have one (1) initial director. The number of directors may be either increased or decreased from time to time as provided in the Corporations Bylaws, but shall never be less than one (1). The name and address of the initial director is:

Howard Leibowitz, MD

3864 Bimini Avenue

Cooper City, FL 33026

ARTICLE VIII - INCORPORATOR

The name and address or the person signing these Articles of Incorporation Is: Howard Leibowitz, MD, 3864 Bimini Avenue, Cooper City, FL 33026.

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 8th day of June, 2008.

/s/ Howard Leibowitz
Howard Leibowitz, Incorporator

H08000150781

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

W I T N E S S E T H:

That FLAMINGO ANESTHESIA ASSOCIATES, INC. (the “Corporation), desiring to organize under the laws of the State of Florida, has named NRAI Services as its agent to accept service of process within this state.

NRAI Services, Inc.

2731 Executive Park Drive, Suite 4

Weston, Florida 33331

ACKNOWLEDGMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, NRAI Services hereby agrees to act in this capacity, and further, agrees to comply with the provisions of all statutes relative to the proper and complete performance of its duties, and accepts the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 11th day of June, 2008.

NRAI Services, Inc.

By:	/s/ Peter F. Souza
Peter F. Souza
Assistant Secretary